CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee[1]

Senior Floating Rate Notes due 2012	$100,000,000	$10,700.00

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $10,700.00 fee with respect to the $100,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,228,796.95 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 89 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated July 26, 2006
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes Due 2012

     We, Morgan Stanley, may not redeem the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2012, which we refer to as the “notes,” prior to the maturity date. The notes offered hereby will accrue interest from July 19, 2006 and constitute a further issuance of, and will be consolidated with, the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2012 of Morgan Stanley issued on April 19, 2006, which we refer to as the “original notes,” and form a single series with those original notes. The notes offered hereby will have the same CUSIP number and will trade interchangeably with the original notes. The issuance of these notes will increase the aggregate principal amount of the outstanding notes of this series to $350,000,000.

     We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

Principal Amount:	$100,000,000	Initial Interest Reset
		Date:	July 20, 2006
Maturity Date:	April 19, 2012
		Interest Reset Dates:	Each business day
Settlement Date
(Original Issue		Interest Reset Period:	Daily
Date):	July 31, 2006
Interest Determination
Interest Accrual Date:	July 19, 2006	Dates:	The business day prior to each
interest reset date
Issue Price:	100% plus accrued interest from
	and including the interest	Reporting Service:	Telerate (Page 120)
accrual date
Book-Entry Note or
Interest Payment		Certificated Note:	Book-entry note
Dates:	Each January 19, April 19, July
	19 and October 19, beginning	Senior Note or
	October 19, 2006	Subordinated Note:	Senior note

Interest Payment		Calculation Agent:	JPMorgan Chase Bank, N.A.
Period:	Quarterly		(formerly known as JPMorgan
Chase Bank)
Base Rate:	Federal funds rate
Minimum
Index Maturity:	N/A	Denomination:	$1,000

Index Currency:	N/A	Specified Currency:	U.S. dollars

Spread		Business Day:	New York
(Plus or Minus):	Plus 0.38% per annum
		CUSIP:	61746BCU8
Initial Interest Rate:	The federal funds rate plus
	0.38%; as determined by the	Other Provisions:	None
calculation agent as of July 19,
2006

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

LOOP CAPITAL MARKETS LLC	RAMIREZ & CO., INC.	THE WILLIAMS CAPITAL GROUP, L.P.

United States Federal Income Taxation

     The notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Floating Rate Notes.”

     If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Information Concerning Plan of Distribution

     On July 26, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes Due 2012 set forth opposite their respective names below at a net price of 99.65%, which we refer to as the “purchase price,” plus accrued interest from the interest accrual date. The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% of the principal amount of the Senior Floating Rate Notes Due 2012.

Principal Amount of Senior
Floating Rate Notes
Name	Due 2012

Morgan Stanley & Co. Incorporated	$97,000,000
Loop Capital Markets LLC	1,000,000
Samuel A. Ramirez & Company, Inc	1,000,000
The Williams Capital Group, L.P.	1,000,000

Total	$100,000,000

PS-2